Exhibit 99

                           Press Release

                               Dated

                         February 5, 1997

Today's Date - February 5, 1997            For Information Contact:
                                           Jerry Chancellor, President

Release Date:  Immediate

                    Jacksonville Bancorp, Inc.

Jacksonville Bancorp, Inc. (NASDAQ:JXVL), the holding company for Jacksonville Savings and Loan Association of Jacksonville, Texas today reported net income of $652,000 for the three months ended December 31, 1996. This compares to $406,000 for the three months ended December 31, 1995.

According to Jerry Chancellor, President, net interest income increased to $1.94 million for the three months ended December 31, 1996 compared to $1.52 million for the comparable period in 1995. The increase is primarily attributable to the investing of the proceeds of the second step conversion completed in March 1996, in loan originations and mortgage-backed securities.

Non-interest income for the three month period ended December 31, 1996 increased by $97,000 compared to the same period ended December 31, 1995. The gain was offset by an increase of $153,000 in non-interest expense for the comparable periods.

Mr. Chancellor also reported an increase in loans receivableof $18.2 million, net, and an increase of $1.3 million in deposits at December 31, 1996 compared to December 31, 1995.

During the quarter jacksonville obtained approval from the Office of Thrift Supervision to repurchase up to 5% of the outstanding shares of the corporation. At December 31, 996, 26,000 shares had been repurchased and held in Treasury Stock.

At December 31, 1996, Jacksonville had assets totalling $218.2 million with stockholders' equity of $34.7 million.

Jacksonville Bancorp, Inc.'s wholly owned subsidiary, Jacksonville Savings and Loan Association operates from its headquarters in Jacksonville, Texas and through its branch office network in Palestine, Tyler, Athens, Longview and Rusk.